U.S. ENERGY CORP. PROVIDES UPDATE ON ITS TEXAS AND LOUISIANA DRILLING PROGRAMS

RIVERTON, Wyoming – February 8, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, is pleased to provide the following update on its oil and gas drilling initiatives in Texas and Louisiana with its partners PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ), Yuma Exploration and Production Company ("Yuma"), Houston Energy, L.P. ("HE") and Southern Resources Company (“Southern”).

Gulf Coast (onshore) / Texas / Louisiana

During 2010, U.S. Energy Corp.’s Louisiana and Texas wells produced an average of approximately 410 BOE/d and exited the year producing approximately 535 BOE/d.  In January 2011, the Weyerhaeuser 57 #2 well operated by Yuma and located in Southern Louisiana began production at a rate of 125 BOE/D.  USE has a working interest of 4.8% (3.6 % net revenue interest) in the well and the greater program consisting of a 138 square mile 3-D seismic shoot.  Yuma plans to produce the well for the next 60 days to evaluate production.  Based on the production results from this well, Yuma may drill an additional development well at this prospect or drill another oil prospect that has been identified.

Looking forward, U.S. Energy Corp. has allocated a $3.8 million budget for the region’s 2011 drilling program.  The Company anticipates drilling 10 gross wells (~1 net well) in 2011.  The following activity is either ongoing or scheduled for the first quarter of 2011:

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The NE Delta Farms well (Southeast Louisiana - HE) spud the first week of February 2011.  The well is planned to be drilled to a depth of 9,800 ft, and is targeting the 2nd Cib Carst 2A, 2B, and 2C sands, with an estimated resource potential of 1.34 MMBO and 716 MMCF.  The Company has an approximate 33% Before Casing Point (“BCP”) WI / 24.75% After Casing Point (“ACP”) WI in the well.  Dry hole drilling costs are expected to be $1.3 million on an 8/8ths basis.  The well is USE’s second well located in the Delta Farms acreage block and is expected to take approximately two weeks to drill to depth, with completion initiatives to follow, if successful.

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The Bayou Bend #1 well (southeastern Texas - Southern) is expected to spud in February 2011.  The well is planned to be drilled to a depth of 12,000 ft, and is targeting the Eocene EY 1-5 sands, with an estimated resource potential of 9 BCF and 300 MBO.  The Company has an approximate 16.6% BCP WI / 13.5% ACP WI in the well.  Drilling and completion costs are expected to be $4.6 million on an 8/8ths basis.

Press Release
February 8, 2011

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The East Felmac well (Permian Basin, HE) is expected to spud in March 2011.  The well is planned to be drilled to a depth of 13,200 ft. and is targeting the Devonian and Kinderhook formations in the Permian Basin, with an estimated resource potential of 1.0 MMBO.  The Company has an approximate 13.3% BCP WI / 10% ACP WI in the well.  Dry hole drilling costs are expected to be $1.6 million on an 8/8ths basis.

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“With the partner relationships we have developed over the last three (3) years, we continue to see attractive drilling opportunities presented to us” stated Keith Larsen CEO of U.S. Energy Corp.  “We look forward to providing further updates as well results are determined,” he added.

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with industry partners, its ownership interests in those wells and their expected costs, anticipated spud dates, and the oil and natural gas resource targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com